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                                                                     EXHIBIT 5.1

                           Kirkpatrick & Lockhart LLP
                            Henry W. Oliver Building
                              535 Smithfield Street
                              Pittsburgh, PA 15222


                                October 31, 2003


Arch Western Finance, LLC
One CityPlace Drive, Suite 300
St. Louis Missouri 63141

         Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

         We have acted as counsel to Arch Western Finance, LLC, a Delaware limited liability company (the "Company"), Arch Western Resources, LLC, a Delaware limited liability company ("Arch Western Resources"), Arch of Wyoming, LLC, a Delaware limited liability company ("Arch of Wyoming"), Mountain Coal Company, L.L.C., a Delaware limited liability company ("Mountain Coal"), and Thunder Basin Coal Company, L.L.C., a Delaware limited liability company ("Thunder Basin," and together with Arch Western Resources, Arch of Wyoming and Mountain Coal collectively, the "Guarantors") in connection with the Registration Statement on Form S-4 (File No. 333-107569) (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of $700,000,000 aggregate principal amount of its 6 3/4% Senior Notes due 2013 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are proposed to be issued in accordance with the provisions of the Indenture (the "Indenture"), dated as of June 25, 2003, by and among the Company, the Guarantors and The Bank of New York, as Trustee.

         In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, which is filed as an exhibit to the Registration Statement, the respective Certificates of Formation and Limited Liability Company Agreements of the Company and the Guarantors and resolutions adopted by the Board of Directors of the Company, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials. We have not independently established any of the facts so relied on.

         For the purposes of this opinion letter we have made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is

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accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures (other than signatures on behalf of the Company or the Guarantors) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company and the Guarantors) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

         We are opining herein as to the effect of the laws of the State of New York and the Delaware Limited Liability Company Act. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction, or the local laws of any jurisdiction.

         Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Exchange Notes and the Guarantee, when (a) the Company's outstanding 6 3/4% Senior Notes Due 2013 have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, (c) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (d) all applicable provisions of "blue sky" laws have been complied with, will constitute valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), other similar laws relating to or affecting enforcement of creditors' rights generally, general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and limitations of the waiver of rights under usury laws, and will be entitled to the benefits of the Indenture.

          We express no opinion as to the validity, legally binding effect or enforceability of any related provisions of the Indenture or the Exchange Notes that require or relate to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, we express no opinion as to the validity, legally binding effect or enforceability of the waiver of rights and defenses contained in the Indenture.


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         The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

         We hereby consent to the reference to us in the Registration Statement under the caption "Legal Matters."

                                      Yours truly,

                                      /s/ KIRKPATRICK & LOCKHART LLP






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